Exhibit 99.1

August 10, 2017

Holly Energy Partners to Acquire Remaining Interests in Frontier and SLC Pipelines

DALLAS—(BUSINESS WIRE)—Holly Energy Partners, L.P. (NYSE:HEP) (“Holly Energy”) today announced it has entered into definitive agreements to acquire a 50% interest in Frontier Aspen LLC (“Frontier”), the owner of the Frontier Aspen Pipeline, and a 75% interest in the SLC Pipeline LLC (“SLC”), the owner of the Salt Lake City Pipeline, from affiliates of Plains All American Pipeline, L.P. (NYSE:PAA) (“Plains”) for an aggregate purchase price of $250 million in cash. Holly Energy currently owns 50% of Frontier and 25% of SLC. As a result, following the transactions, SLC and Frontier will be wholly-owned subsidiaries of Holly Energy. The Frontier Aspen Pipeline is a 289-mile crude pipeline from Casper, Wyoming to Frontier Station, Utah that supplies Canadian and Rocky Mountain crudes to Salt Lake City area refiners through a connection to the SLC Pipeline. The Salt Lake City Pipeline is a 95-mile crude pipeline that transports crude oil into the Salt Lake City area from the Utah terminal of the Frontier Pipeline and from Wahsatch station. The acquired interest in both pipelines is expected to generate approximately $23 million in annual forecasted EBITDA.

The transactions are subject to customary closing conditions, including expiration of the Hart-Scott Rodino antitrust waiting period for the acquisition of the 75% interest in SLC. Additionally, the closing of each transaction is conditioned on the closing of the other transaction. Holly Energy expects to finance the transaction with a combination of debt and equity, subject to market conditions and other factors. In addition, the general partner of Holly Energy has agreed to waive its incentive distribution rights for a period of three years following the closing of the acquisitions on any new units issued in connection with the financing of the acquisitions. Holly Energy anticipates the acquisitions will be immediately accretive to its unitholders.

About Holly Energy Partners, L.P.:

Holly Energy Partners, L.P., headquartered in Dallas, Texas, provides petroleum product and crude oil transportation, terminalling, storage and throughput services to the petroleum industry, including HollyFrontier Corporation subsidiaries. The Partnership, through its subsidiaries and joint ventures, owns and/or operates petroleum product and crude gathering pipelines, tankage and terminals in Texas, New Mexico, Arizona, Washington, Idaho, Oklahoma, Utah, Nevada, Wyoming and Kansas as well as refinery processing units in Kansas and Utah.

Holly Energy Forward Looking Statement:

The statements in this press release relating to matters that are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. These statements are based on our beliefs and assumptions and those of our general partner using currently available information and expectations as of the date hereof, are not guarantees of future performance and involve certain risks and uncertainties. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurance that our expectations will prove to be correct. Therefore, actual outcomes and results could materially differ from what is expressed, implied or forecast in these statements. Any differences could be caused by a number of factors including, but not limited to:

•	our failure to successfully close the transactions with Plains, or, once closed, integrate the operation of the SLC Pipeline and/or Frontier Pipeline with our existing operations;

•	failure to receive required governmental approvals to close the transactions with Plains;

•	risks and uncertainties with respect to the actual quantities of petroleum products and crude oil shipped on our pipelines and/or terminalled, stored and throughput in our terminals;

•	the economic viability of HollyFrontier Corporation, Alon USA, Inc. and our other customers;

•	the demand for refined petroleum products in markets we serve;

•	our ability to purchase and integrate future acquired operations;

•	our ability to complete previously announced or contemplated acquisitions;

•	the availability and cost of additional debt and equity financing, including to finance the transactions with Plains;

•	the possibility of reductions in production or shutdowns at refineries utilizing our pipeline and terminal facilities;

•	the effects of current and future government regulations and policies;

•	our operational efficiency in carrying out routine operations and capital construction projects;

•	the possibility of terrorist attacks and the consequences of any such attacks;

•	general economic conditions; and

•	other financial, operations and legal risks and uncertainties detailed from time to time in our Securities and Exchange Commission filings.

The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Use of Non-GAAP Financial Information:

This news release includes the term forecasted EBITDA. This is a non-GAAP financial measure. Forecasted EBITDA is based on Holly Energy’s projections for the acquired interests in SLC and Frontier. Forecasted EBITDA is included to help facilitate comparisons of operating performance of Holly Energy with other companies in its industry, as well as help facilitate an assessment of the projected ability of the acquired interests in SLC and Frontier to generate sufficient cash flow to make distributions to Holly Energy’s partners. Forecasted EBITDA is not presented as an alternative to the nearest GAAP financial measure, net income, and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Holly Energy is unable to present a reconciliation of forecasted EBITDA to net income because certain elements of net income for future periods, including interest, depreciation and taxes, are not available without unreasonable efforts. Together, these items generally would result in EBITDA being significantly greater than net income.

Holly Energy Partners, L.P.

Craig Biery, 214-954-6511

Director, Investor Relations

or

Jared Harding, 214-954-6511

Investor Relations